United States
Securities and Exchange Commission
Washington, D. C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.____)*

Kansas City Life Insurance Company
(Name of Issuer)

Common Stock, $1.25 par value
(Title of Class of Securities)

484836-10-1
(CUSIP Number)

William A. Hirsch, Esq.
Kenda K. Tomes, Esq.
Stinson Morrison Hecker LLP
1201 Walnut, Suite 2800
Kansas City, Missouri
(816) 842-8600
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 31, 2004
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other Reporting Persons to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Robert Philip Bixby

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            351,370
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,837,176
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,188,906
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.72%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Walter E. Bixby, III

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            368,416
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,837,177
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,205,593
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.86% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Angeline I. Bixby f/k/a Angeline I. O'Connor

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            353,688
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,837,177
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,190,865
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           26.73%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Nancy Bixby Hudson

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            3,297,880
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,297,880
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           27.63% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Lee M. Vogel

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             7,110,242
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            1,300
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            5,798
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,967,612
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,111,542
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           59.58% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           James Philip Bixby

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            7,732
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           7,732
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0.06%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           JRB Interests Ltd.

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,966,312
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,966,312
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           24.85%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           PN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           W.E.B. Interests Ltd.

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Texas
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,358,340
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,358,340
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           19.75% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           PN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Nancy Bixby Hudson GST Trust dated December 18, 1997, as Amended March 4, 2002

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Nancy Bixby Hudson Trust dated December 11, 1997, as Amended March 4, 2002

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            331,568
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           331,568
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           2.78%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Issue Trust for Nancy Bixby Hudson dated December 18, 1997, as Amended March 4, 2002
---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Issue Trust for Lee M. Vogel dated December 18, 1997, as amended March 5, 2002

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Walter E. Bixby, Jr. Revocable Trust dated July 28, 1999, as amended

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

--------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            2,358,340
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,358,340
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           19.76% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Walter E. Bixby Descendants Trust dated as of December 30, 1976

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            375,975
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           375,975
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           3.15% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Walter E. Bixby, III GST Trust dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Issue Trust for Walter E. Bixby, III dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Robert Phillip Bixby GST Trust dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           IN
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Issue Trust for Robert Phillip Bixby dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Angeline I. O'Connor GST Trust dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0%  (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

SCHEDULE 13D

CUSIP No.   484836-10-1

---------- -----------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities only)

           Issue Trust for Angeline I. O'Connor dated August 12, 1999

---------- -----------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)                             (a) |X|
                                                                                                           (b) |_|

---------- -----------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- -----------------------------------------------------------------------------------------------------------
4          SOURCE OF FUNDS (see instructions)

           00
---------- -----------------------------------------------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                 |_|

---------- -----------------------------------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           Missouri
------------------- ------- ------------------------------------------------------------------------------------------
 NUMBER OF SHARES   7       SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             -0-
 REPORTING PERSON
       WITH
------------------- ------- ------------------------------------------------------------------------------------------
                    8       SHARED VOTING POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    9       SOLE DISPOSITIVE POWER

                            -0-
------------------- ------- ------------------------------------------------------------------------------------------
                    10      SHARED DISPOSITIVE POWER

                            -0-
---------- -----------------------------------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- -----------------------------------------------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions)                |_|

---------- -----------------------------------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0% (See Item 5)
---------- -----------------------------------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON (see instructions)

           OO
---------- -----------------------------------------------------------------------------------------------------------

        This Schedule 13D is the initial filing with the Securities and Exchange Commission (the “Commission”) by Robert Philip Bixby; Walter E. Bixby, III; Angeline I. Bixby f/k/a Angeline I. O’Connor; Nancy Bixby Hudson; Lee M. Vogel; James Phillip Bixby; JRB Interests Ltd.; W.E.B. Interests Ltd., Nancy Bixby Hudson GST Trust dated December 18, 1997, as Amended March 4, 2002; Nancy Bixby Hudson trust dated December 11, 1997, as Amended March 4, 2002; Issue Trust For Nancy Bixby Hudson dated December 18, 1997, as Amended March 4, 2002; Issue Trust For Lee M. Vogel dated December 18, 1997, as amended March 5, 2002; Walter E. Bixby, Jr. Revocable Trust dated July 28, 1999, as amended; Walter E. Bixby Descendants Trust dated as of December 30, 1976; Walter E. Bixby, III GST Trust dated August 12, 1999; Issue Trust for Walter E. Bixby, III dated August 12, 1999; Robert Phillip Bixby GST Trust dated August 12, 1999; Issue Trust for Robert Phillip Bixby dated August 12, 1999; Angeline I. O’Connor GST Trust dated August 12, 1999; and Issue Trust for Angeline I. O’Connor dated August 12, 1999, in connection with the forming of this group and the transfer of voting control of the common stock, $1.25 par value of Kansas City Life Insurance Company (“Common Stock”), beneficially owned by each member of the group to Lee M. Vogel. Most of the members of the group filing this Schedule 13D have filed prior Schedule 13Ds in connection with their beneficial ownership of the Common Stock, but as members of separate groups.

Item 1. Security and Issuer

        This Schedule 13D (“13D”) relates to the common stock, $1.25 par value (“Common Stock”), of Kansas City Life Insurance Company, a Missouri legal reserve life insurance corporation (the “Company”), whose principal executive offices are at 3520 Broadway, Kansas City, Missouri, 64111-2565.

Item 2. Identity and Background

        This Schedule 13D is filed with the Securities and Exchange Commission (the “Commission”) by Robert Philip Bixby (“Mr. Philip Bixby”); Walter E. Bixby, III (“Mr. W.E. Bixby III”); Angeline I. Bixby f/k/a/ Angeline I. O’Connor (“Ms. Angeline Bixby”); Nancy Bixby Hudson (“Ms. Hudson”); Lee M. Vogel (“Mr. Vogel”); James Phillip Bixby (“Mr. James Bixby”); JRB Interests Ltd., a Texas partnership (“JRB Partnership”); W.E.B. Interests Ltd., a Texas partnership (“WEB Partnership”); Nancy Bixby Hudson GST Trust dated December 18, 1997, as Amended March 4, 2002 (“Hudson GST Trust”); Nancy Bixby Hudson Trust dated December 11, 1997 (“Hudson Trust”); Issue Trust For Nancy Bixby Hudson dated December 18, 1997, as Amended March 4, 2002 (“Hudson Issue Trust”); Issue Trust For Lee M. Vogel dated December 18, 1997, as amended March 5, 2002 (“Vogel Issue Trust”); Walter E. Bixby, Jr. Revocable Trust dated July 28, 1999, as amended (“WEB Jr. Revocable Trust”); Walter E. Bixby Descendants Trust dated as of December 30, 1976 (“WEB Descendants Trust”); Walter E. Bixby, III GST Trust dated August 12, 1999 (“WEB III GST Trust”); Issue Trust for Walter E. Bixby, III dated August 12, 1999 (“WEB III Issue Trust”); Robert Phillip Bixby GST Trust dated August 12, 1999 (“RPB GST Trust”); Issue Trust for Robert Phillip Bixby dated August 12, 1999 (“RPB Issue Trust”); Angeline I. O’Connor GST Trust dated August 12, 1999 (“AIB GST Trust”); and Issue Trust for Angeline I. O’Connor dated August 12, 1999 (“AIB Issue Trust”; together with the other reporting persons “Reporting Persons”). The “Reporting Persons” file this Schedule 13D as a group.

        Mr. Philip Bixby. Mr. Philip Bixby is an individual whose present primary occupation is as President and Chief Executive Officer of the Company with an office at 3520 Broadway, Kansas City, Missouri, 64111-2565. As co-trustee to the WEB Jr. Revocable Trust, Mr. Philip Bixby is a managing partner of the WEB Partnership. Mr. Philip Bixby has been a member of the Board of Directors of the Company since 1985. During the last five years, Mr. Philip Bixby has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Mr. Philip Bixby is a citizen of the United States.

         Mr. W.E. Bixby III. Mr. W. E. Bixby III is an individual whose present primary occupation is as President of Old American Insurance Company, a Missouri insurance corporation and a wholly-owned subsidiary of the Company, with an office at 3520 Broadway, Kansas City, Missouri, 64111-2565. As co-trustee to the WEB Jr. Revocable Trust, Mr. W. E. Bixby III is a managing partner of the WEB Partnership. Mr. W. E. Bixby III has been a member of the Board of Directors of the Company since 1996. During the last five years, Mr. W. E. Bixby III has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining in future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Mr. W. E. Bixby III is a citizen of the United States.

         Ms. Angeline Bixby. Ms. Angeline Bixby is a self-employed individual and she resides at 12501 Granada Lane, Leawood, KS 662909. As co-trustee to the WEB Jr. Revocable Trust, Ms. Angeline Bixby is a managing partner of the WEB Partnership. During the last five years, Ms. Angeline Bixby has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors),and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws, Ms. Angeline Bixby is a citizen of the United States.

         Ms. Hudson. Ms. Hudson is a self-employed individual with an office at 425 Baldwin Creek Road, Lander, Wyoming. Ms. Hudson is a general partner of the JRB Partnership. During the last five years, Ms. Hudson has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Ms. Hudson is a citizen of the United States.

         Mr. Vogel. Mr. Vogel is an individual whose present primary occupation is as President of Business Video Solutions, Inc., with an office at 4701 NW 59th Court, Kansas City, Missouri 64151. Mr. Vogel is a general partner of the JRB Partnership. During the last five years, Mr. Vogel has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Mr. Vogel is a citizen of the United States.

         Mr. James Bixby. Mr. James Bixby is a student at Columbia College in Columbia, Missouri. During the last five years, Mr. James Bixby has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Mr. James Bixby is a citizen of the United States.

         JRB Partnership. The principal business of the JRB Partnership is managing the assets of the JRB Partnership. The principal address of the JRB Partnership is 3520 Broadway, Kansas City, Missouri, 64111-2565. The JRB Partnership has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the JRB Partnership been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The JRB Partnership was organized under the laws of the State of Texas.

         WEB Partnership. The principal business of the WEB Partnership is managing the assets of the WEB Partnership. The principal address of the WEB Partnership is 3520 Broadway, Kansas City, Missouri, 64111-2565. The WEB Partnership has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the WEB Partnership been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The WEB Partnership was organized under the laws of the State of Texas.

         Hudson GST Trust. The principal business of the Hudson GST Trust is managing the assets of the Hudson GST Trust. The principal address of the Hudson GST Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The Hudson GST Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the Hudson GST Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the co-trustees of the Hudson GST Trust are Ms. Hudson, Mr. Richard L. Finn ("Mr. Finn") and Mr. Webb R. Gilmore ("Mr. Gilmore"). Mr. Finn is retired and his address is 10106 N.W. 74th Street, Kansas City, Missouri 64152. Mr. Gilmore is an individual whose present primary occupation is as Chairman of the Board of Directors and Chief Executive Officer of Gilmore & Bell P.C. with an office at 2405 Grand Blvd., Suite 1100, Kansas City, Missouri 64108. During the last five years, neither Mr. Finn nor Mr. Gilmore has been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), nor has either been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Mr. Finn and Mr. Gilmore are citizens of the United States.

         Hudson Trust. The principal business of the Hudson Trust is managing the assets of the Hudson Trust. The principal address of the Hudson GST Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The Hudson Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the Hudson Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the Hudson Trust is Ms. Hudson.

         Hudson Issue Trust. The principal business of the Hudson Issue Trust is managing the assets of the Hudson Issue Trust. The principal address of the Hudson Issue Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The Hudson Issue Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the Hudson Issue Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the co-trustees of the Hudson Issue Trust are Ms. Hudson, Mr. Finn and Mr. Gilmore.

         Vogel Issue Trust. The principal business of the Vogel Trust is managing the assets of the Vogel GST Trust. The principal address of the Vogel Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The Vogel Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the Vogel Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the co-trustees of the Vogel Issue Trust are Mr. Vogel, Mr. Finn and Mr. Gilmore.

         WEB Jr. Revocable Trust. The principal business of the WEB Jr. Revocable Trust is managing the assets of the WEB Revocable Trust. The principal address of the WEB Jr. Revocable Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The WEB Jr. Revocable Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the WEB Jr. Revocable Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the co-trustees of the WEB Jr. Revocable Trust are Mr. Philip Bixby, Mr. W.E. Bixby III and Ms. Angeline Bixby.

         WEB Descendants Trust. The principal business of the WEB Descendants Trust is managing the assets of the WEB Descendants Trust. The principal address of the WEB Descendants Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The WEB Descendants Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the WEB Descendants Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the co-trustees of the WEB Descendants Trust are Mr. Philip Bixby, Mr. W.E. Bixby III and Ms. Angeline Bixby.

        WEB GST Trust. The principal business of the WEB GST Trust is managing the assets of the WEB GST Trust. The principal address of the WEB GST Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The WEB GST Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the WEB GST Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the WEB GST Trust is Mr. W.E. Bixby III.

        WEB Issue Trust. The principal business of the WEB Issue Trust is managing the assets of the WEB Issue Trust. The principal address of the WEB Issue Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The WEB Issue Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the WEB Issue Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the WEB Issue Trust is Mr. W.E. Bixby III.

        RPB GST Trust. The principal business of the RPB GST Trust is managing the assets of the RPB GST Trust. The principal address of the RPB GST Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The RPB GST Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the RPB GST Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the RPB GST Trust is Mr. Philip Bixby.

        RPB Issue Trust. The principal business of the RPB Issue Trust is managing the assets of the RPB Issue Trust. The principal address of the RPB Issue Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The RPB Issue Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the RPB Issue Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the RPB Issue Trust is Mr. Philip Bixby.

        AIB GST Trust. The principal business of the AIB GST Trust is managing the assets of the AIB GST Trust. The principal address of the AIB GST Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The AIB GST Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the AIB GST Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the AIB GST Trust is Ms. Angeline Bixby.

        AIB Issue Trust. The principal business of the AIB Issue Trust is managing the assets of the AIB Issue Trust. The principal address of the AIB Issue Trust is 3520 Broadway, Kansas City, Missouri, 64111-2565. The AIB Issue Trust has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor during the last five years has the AIB Issue Trust been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws. The trust is a Missouri Trust. Currently, the trustee of the AIB Issue Trust is Ms. Angeline Bixby.

Item 3. Source and Amount of Funds or Other Consideration

         No funds are required for the transaction. See Item 4 "Purpose of Transaction".

Item 4. Purpose of Transaction

        On October 31, 2004, the Reporting Persons transferred the voting power held by each Reporting Person to Mr. Vogel pursuant to the Voting Agreement dated October 31, 2004 ("Voting Agreement"), and memorialized the existence of a group owning over 50% of the issued and outstanding Common Stock of the Company. The purpose of making this transfer and memorializing the existence of the group was to enable the company to take advantage of an exemption from certain Nasdaq Stock Market, Inc. ("Nasdaq") listing standards available to controlled companies. A controlled company is a company listed on the Nasdaq for which more than fifty percent of the voting power is held by an individual, a group or another company. A copy of the Voting Agreement is attached hereto as Exhibit-2.

        The Common Stock of the Company is listed on the Nasdaq. The revised listing standards of the Nasdaq (“Revised Listing Standards”) require public companies with securities listed on the Nasdaq to have (i) a board of directors consisting of a majority of independent directors, (ii) directors recommended to the board of directors by an independent nominating committee or the independent directors of the public company, and (iii) chief executive officer compensation recommended by an independent compensation committee or the independent directors of the public company (collectively “Corporate Governance Rules”), unless the public company is a controlled company (the “Exception”).

        The Reporting Persons are related to each other by family relationship. The Reporting Persons currently have the right to vote more than 50% of the issued and outstanding shares of Common Stock and, by executing the Voting Agreement, memorialize the forming of a group controlling more than 50% of the issued and outstanding Common Stock, thereby making the Company a controlled company.

        Except as set forth in this Item 4, none of the Reporting Persons have any present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Act. However, each reserves the right to formulate such plans or proposals, and to take such action with respect to any or all of such matters and any other matters as they may determine.

Item 5. Interest in Securities of the Issuer

     (a)     Mr. Philip Bixby. Taking into account those shares of Common Stock for which Mr. Philip Bixby has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by Mr. Philip Bixby is 3,188,906 which accounts for 26.72% of the entire class of shares of Common Stock of the Company.

         Mr. W.E. Bixby III. Taking into account those shares of Common Stock for which Mr. W.E. Bixby III has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by Mr. W.E. Bixby III is 3,205,593 which accounts for 26.86% of the entire class of shares of Common Stock of the Company.

         Ms. Angeline Bixby. Taking into account those shares of Common Stock for which Ms. Angeline Bixby has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by Ms. Angeline Bixby is 3,190,865 which accounts for 26.73% of the entire class of shares of Common Stock of the Company.

         Ms. Hudson. Taking into account those shares of Common Stock for which Ms. Hudson has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by Ms. Hudson is 3,297,880 which accounts for 27.63% of the entire class of shares of Common Stock of the Company.

         Mr. Vogel. Taking into account those shares of Common Stock for which Mr. Vogel has the sole or shared dispositive power, and sole or shared voting power, the aggregate number of shares of Common Stock beneficially owned by Mr. Vogel is 7,111,542 which accounts for 59.58% of the entire class of shares of Common Stock of the Company.

         Mr. James Bixby. Taking into account those shares of Common Stock for which Mr. James Bixby has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by Mr. James Bixby is 7,732 which accounts for 0.06% of the entire class of shares of Common Stock of the Company.

         JRB Partnership. Taking into account those shares of Common Stock for which the JRB Partnership has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the JRB Partnership is 2,966,312 which accounts for 24.85% of the entire class of shares of Common Stock of the Company.

         WEB Partnership. Taking into account those shares of Common Stock for which the WEB Partnership has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the WEB Partnership is 2,358,340 which accounts for 19.75% of the entire class of shares of Common Stock of the Company.

         Hudson GST Trust. Taking into account those shares of Common Stock for which the Hudson GST Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the Hudson GST Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         Hudson Trust. Taking into account those shares of Common Stock for which the Hudson Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the Hudson Trust is 331,568 which accounts for 2.78% of the entire class of shares of Common Stock of the Company.

         Hudson Issue Trust. Taking into account those shares of Common Stock for which the Hudson Issue Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the Hudson Issue Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         Vogel Issue Trust. Taking into account those shares of Common Stock for which the Vogel Issue Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the Vogel Issue Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         WEB Jr. Revocable Trust. Taking into account those shares of Common Stock for which the WEB Jr. Revocable Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the WEB Jr. Revocable Trust is 2,358,340 which accounts for 19.76% of the entire class of shares of Common Stock of the Company.

         WEB Descendants Trust. Taking into account those shares of Common Stock for which the WEB Descendants Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the WEB Descendants Trust is 375,975 which accounts for 3.15% of the entire class of shares of Common Stock of the Company.

         WEB GST Trust. Taking into account those shares of Common Stock for which the WEB GST Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the WEB GST Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         WEB Issue Trust. Taking into account those shares of Common Stock for which the WEB Issue Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the WEB Issue Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         RPB GST Trust. Taking into account those shares of Common Stock for which the RPB GST Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the RPB GST Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         RPB Issue Trust. Taking into account those shares of Common Stock for which the RPB Issue Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the RPB Issue Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         AIB GST Trust. Taking into account those shares of Common Stock for which the AIB GST Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the AIB GST Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

         AIB Issue Trust. Taking into account those shares of Common Stock for which the AIB Issue Trust has the sole or shared dispositive power, the aggregate number of shares of Common Stock beneficially owned by the AIB Issue Trust is zero which accounts for 0% of the entire class of shares of Common Stock of the Company.

     (b)     Mr. Philip Bixby. Mr. Philip Bixby has the sole power to dispose, or direct the disposition of 351,730 shares of Common Stock and the shared power to dispose, or direct the disposition, of 2,837,156 shares of Common Stock. These shares include: (a) 339,754 shares of Common Stock that he owns individually and 11,976 shares for which he is the custodian for the minor children of Walter E. Bixby, III and Ms. Angeline Bixby; (b) 2,358,340 shares of Common Stock that he owns indirectly through the WEB Partnership and as co-managing partner and a general partner of the WEB Partner shares with the other co-managing partners, general partners and the WEB Partnership the power to dispose, or to direct the disposition, of such shares; and (c) 375,975 shares of Common Stock which, as co-trustee of the WEB Descendants Trust, he shares the power to dispose or to direct the disposition of such shares.

         Mr. W.E. Bixby III. Mr. W.E. Bixby III has the sole power to dispose, or direct the disposition of 368,416 shares of Common Stock and the shared power to dispose, or direct the disposition, of 2,837,177 shares of Common Stock. These shares include: (a) 349,260 shares of Common Stock that he owns individually and 19,156 shares for which he is the custodian for the minor children of Philip Robert Bixby; (b) 2,358,340 shares of Common Stock that he owns indirectly through the WEB Partnership and as co-managing partner and a general partner of the WEB Partner shares with the other co-managing partners, general partners and the WEB Partnership the power to dispose, or to direct the disposition, of such shares; and (c) 375, 975 shares of Common Stock which, as co-trustee of the WEB Descendants Trust, he shares with the other co-trustees and the WEB Descendants Trust the power to dispose or to direct the disposition of such shares.

         Ms. Angeline Bixby. Ms. Angeline Bixby has the sole power to dispose, or direct the disposition of 353,688 shares of Common Stock and the shared power to dispose, or direct the disposition, of 2,837,177 shares of Common Stock. These shares include: (a) 353,688 shares of Common Stock that she owns individually; (b) 2,358,340 shares of Common Stock that she owns indirectly through the WEB Partnership and as co-managing partner and a general partner of the WEB Partnership shares with the other co-managing partners, general partners and the WEB Partnership the power to dispose, or to direct the disposition, of such shares; and (c) 375, 975 shares of Common Stock which, as co-trustee of the WEB Descendants Trust, she shares with the other co-trustees and the WEB Descendants Trust the power to dispose or to direct the disposition of such shares.

         Ms. Hudson. Ms. Hudson has the shared power to dispose, or direct the disposition, of 3,297,880 shares of Common Stock. These shares include: (a) 2,966,312 shares of Common Stock that she owns indirectly through the JRB Partnership and as a co-managing partner and general partner of the JRB Partnership shares with the other managing partner, the other general partner and the JRB Partnership the power to dispose, or to direct the disposition, of such shares; and (b) 331,568 shares of Common Stock which, as co-trustee of the Hudson Trust, she shares with the Hudson Trust the power to dispose or to direct the disposition of such shares.

         .Mr. Vogel. Mr. Vogel has the sole power to vote, or to direct the vote of, 7,110,242 shares of Common Stock, the shared power to vote or direct the vote of 1,300 shares of Common Stock, the sole power to dispose, or direct the disposition of 5,798 shares of Common Stock and the shared power to dispose, or direct the disposition, of 2,967,612 shares of Common Stock. These shares include: (a) 7,110,242 shares that he has the sole power to vote, or to direct the vote of pursuant to the Voting Agreement, (b) 2,966,312 shares of Common Stock he owns indirectly through the JRB Partnership, and as a co-managing partner and a general partner of the JRB Partnership shares with the JRB Partnership and the other managing partner and the other general partners of the JRB Partnership the power to dispose, or direct the disposition of such shares, (c) 5,798 shares of Common Stock he owns individually, and (d) 1,300 shares of Common Stock he owns with Margie Morris Bixby as a joint tenant with right of survivorship. Margie Morris Bixby is a self employed individual with an office at 3530 Pennsylvania, Kansas City, Missouri 64111. During the last five years, Ms. Margie Morris Bixby has not been convicted in any criminal proceeding (excluding traffic violations or similar misdemeanors), and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in any judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violations with respect to such laws. Ms. Margie Morris Bixby is a citizen of the United States.

         Mr. James Bixby. Mr. James Bixby has the sole power to dispose, or direct the disposition, of 7,732 shares of Common Stock.

        JRB Partnership. JRB Partnership has the shared power to dispose, or direct the disposition, of 2,966,312 shares of Common Stock. The JRB Partnership shares this power with the general partners of the JRB Partnership and the co-managing partner of the JRB Partnership.

        WEB Partnership. WEB Partnership has the shared power to dispose, or direct the disposition, of 2,358,340 shares of Common Stock. The WEB Partnership shares this power with the general partners of the WEB Partnership and the co-managing partners of the WEB Partnership.

        Hudson GST Trust. Hudson GST Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and the power to dispose, or direct the disposition, of zero shares of Common Stock.

        Hudson Trust. Hudson Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and the shared power to dispose, or direct the disposition, of 331,568 shares of Common Stock. The Hudson Trust shares this power with the trustee.

        Hudson Issue Trust. Hudson Issue Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and the shared power to dispose, or direct the disposition, of zero shares of Common Stock.

        Vogel Issue Trust. Vogel Issue Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        WEB Jr. Revocable Trust. WEB Jr. Revocable Trust has the shared power to dispose, or direct the disposition, of 2,358,340 shares of Common Stock. As a general partner of the WEB Partnership, the WEB Jr. Revocable Trust shares this power with the managing partners and other general partners of the WEB Partnership.

        WEB Descendants Trust. WEB Descendants Trust has the shared power to dispose, or direct the disposition, of 375,975 shares of Common Stock. The WEB Descendants Trust shares this power with the co-trustees.

        WEB GST Trust. WEB GST Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        WEB Issue Trust. WEB Issue Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        RPB GST Trust. RPB GST Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        RPB Issue Trust. RPB Issue Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        AIB GST Trust. AIB GST Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

        AIB Issue Trust. AIB Issue Trust has the power to vote, or to direct the vote of, zero shares of Common Stock and has the power to dispose, or direct the disposition, of zero shares of Common Stock.

     (c)     Other than the transaction described in Item 4, no transaction in the Common Stock was effected by the Reporting Persons during the past sixty days.

     (d)     Other than the charitable trust referred to in Item 5(b), no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock discussed in this Amended 13D.

     (e)     Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        Except as set forth in Item 4 of this Schedule 13D, none of the Reporting Persons has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of the Company, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

        A brief summary of the materials terms and provisions of the Voting Agreement referred to in Item 4 of this Schedule 13D is set forth below and is subject to the actual provisions of the Voting Agreement which is attached hereto as Exhibit 2:

  Effective as of the date of the Voting Agreement, Lee Vogel has the sole power to vote all shares of Common Stock subject to the Voting Agreement, approximately 7.1 million shares of Common Stock. Mr. Vogel is required to consult with the beneficialholders on issues requiring a shareholder vote, but will have the ultimate right to determine how the shares of Common Stock are voted.
  Any member of the group may withdraw the voting proxy given under the Voting Agreement at anytime by sending written notice of revocation or withdrawal to the Company with a copy to the other parties to the Voting Agreement and the recordholder, if applicable.
  The Voting Agreement automatically terminates upon the death or disability of Mr. Vogel or when the Common Stock subject to the Voting Agreement is less than 50% of the then issued and outstanding shares of Common Stock of the Company.

Item 7. Material to Be Filed as Exhibits

         Exhibit 1. Statement of Joint Filing.

         Exhibit 2. Voting Agreement, dated as of October __, 2004.

                 [The remainder of this page intentionally has been left blank]

Signatures

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 2, 2004

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby

                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III

                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby

                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson by William A. Schalekamp as attorney-in fact

                                                              -------------------------------------------------------------
                                                              Lee M. Vogel

                                                              -------------------------------------------------------------
                                                              James Phillip Bixby

                                                     NANCY BIXBY HUDSON GST TRUST DATED DECEMBER 18, 1997, AS AMENDED MARCH 4, 2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee by William A. Schalekamp as
                                                              attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     ISSUE TRUST FOR NANCY BIXBY HUDSON DATED DECEMBER 18, 1997, AS AMENDED MARCH 4,
                                                     2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee by William A. Schalekamp as
                                                              attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     ISSUE TRUST FOR LEE M. VOGEL DATED DECEMBER 18, 1997, AS AMENDED MARCH 5, 2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Lee M. Vogel, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     WALTER E. BIXBY, JR. REVOCABLE TRUST DATED JULY 28, 1999, AS AMENDED ON
                                                     AUGUST 17, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     WALTER E BIXBY DESCENDANTS TRUST DATED AS OF DECEMBER 30, 1976

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     WALTER E BIXBY, III GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ISSUE TRUST FOR WALTER E. BIXBY, III DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ROBERT PHILLIP BIXBY GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     ISSUE TRUST FOR ROBERT PHILIP BIXBY DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     ANGELINE I. O'CONNOR GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Trustee

                                                     ISSUE TRUST FOR ANGELINE I. O'CONNOR DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Trustee

                                                     JRB INTERESTS LTD., a Texas partnership

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, a General Partner by William A. Schalekamp
                                                              as attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Lee M. Vogel, a General Partner

                                                     W.E.B. INTERESTS LTD., a Texas partnership

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, a General Partner

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, a General Partner

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, a General Partner

                                                     NANCY BIXBY HUDSON TRUST DATED DECEMBER 11, 1997

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, Trustee by William A. Schalekamp as
                                                              attorney-in fact

EXHIBIT 1
STATEMENT OF JOINT FILING

         Pursuant to Reg. Section 240.13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, the foregoing Schedule 13D is filed on behalf of Robert Philip Bixby; Walter E. Bixby, III; Angeline I. Bixby f/k/a Angeline I. O'Connor; Nancy Bixby Hudson; Lee M. Vogel; James Phillip Bixby; JRB Interests Ltd.; W.E.B. Interests Ltd.; Nancy Bixby Hudson GST Trust dated December 18, 1997, as amended March 4, 2002; Nancy Bixby Hudson Trust dated December 11, 1997, as amended March 4, 2002; Issue Trust for Nancy Bixby Hudson dated December 18, 1997, as amended March 4, 2002; Issue Trust for Lee M. Vogel dated December 18, 1997, as amended March 5, 2002; Walter E. Bixby, Jr. Revocable Trust dated July 28, 1999, as amended; Walter E. Bixby Descendants Trust dated as of December 30, 1976; Walter E. Bixby, III GST Trust dated August 12, 1999; Issue Trust for Walter E. Bixby, III dated August 12, 1999; Robert Phillip Bixby GST Trust dated August 12, 1999; Issue Trust for Robert Phillip Bixby dated August 12, 1999; Angeline I. O'Connor GST Trust dated August 12, 1999; and Issue Trust for Angeline I. O'Connor dated August 12, 1999.

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby

                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III

                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby

                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson by William A. Schalekamp
                                                              as attorney-in fact

                                                              -------------------------------------------------------------
                                                              Lee M. Vogel

                                                              -------------------------------------------------------------
                                                              James Phillip Bixby

                                                     JRB INTERESTS LTD., a Texas partnership

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, a General Partner by William A. Schalekamp
                                                              as attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Lee M. Vogel, a General Partner

                                                     W.E.B. INTERESTS LTD., a Texas partnership

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, a General Partner

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, a General Partner

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, a General Partner

                                                     NANCY BIXBY HUDSON GST TRUST DATED DECEMBER 18, 1997, AS AMENDED MARCH 4, 2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee by William A. Schalekamp
                                                              as attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     NANCY BIXBY HUDSON TRUST DATED DECEMBER 11, 1997

                                                     By:
                                                              Nancy Bixby Hudson, Trustee by William A.
                                                              Schalekamp as attorney-in fact

                                                     ISSUE TRUST FOR NANCY BIXBY HUDSON DATED DECEMBER 18, 1997, AS AMENDED MARCH 4,
                                                     2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee by William A. Schalekamp
                                                              as attorney-in fact

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     ISSUE TRUST FOR LEE M. VOGEL DATED DECEMBER 18, 1997, AS AMENDED MARCH 5, 2002

                                                     By:
                                                              -------------------------------------------------------------
                                                              Lee M. Vogel, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     WALTER E. BIXBY, JR. REVOCABLE TRUST DATED JULY 28, 1999, AS AMENDED ON
                                                     AUGUST 17, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     WALTER E BIXBY DESCENDANTS TRUST DATED AS OF DECEMBER 30, 1976

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     WALTER E BIXBY, III GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ISSUE TRUST FOR WALTER E. BIXBY, III DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ROBERT PHILLIP BIXBY GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     ISSUE TRUST FOR ROBERT PHILIP BIXBY DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     ANGELINE I. O'CONNOR GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Trustee

                                                     ISSUE TRUST FOR ANGELINE I. O'CONNOR DATED AUGUST 12, 1999

                                                     By:
                                                              -------------------------------------------------------------
                                                              Angeline I. Bixby, Trustee

EXHIBIT 2

VOTING AGREEMENT

        This VOTING AGREEMENT, dated as of October 31, 2004 (the “Agreement”), is made by and among Lee M. Vogel, in his capacity as Proxyholder (“Proxyholder”), the beneficialholders, who in the aggregate have the right to vote over 50% of the issued and outstanding shares of the common stock, par value $1.25 per share (the “Common Stock”) of Kansas City Life Insurance Company, a Missouri legal reserve life insurance corporation (the “Company”) and are executing this Agreement (collectively referred to as the “Beneficialholders”) and the holders of record of the shares of Common Stock who are executing this Agreement (collectively referred to as the “Recordholders”).

        WHEREAS, the Beneficialholders as of the date of this Agreement have the right to vote the number of shares of Common Stock set forth on Schedule A and consist of the following individuals and trusts: Robert Philip Bixby; Walter E. Bixby, III; Angeline I. Bixby f/k/a Angeline I. O’Connor (“Angeline I. Bixby”); Nancy Bixby Hudson; Lee M. Vogel; James Phillip Bixby; Nancy Bixby Hudson GST Trust dated December 18, 1997, as Amended March 4, 2002; Issue Trust For Nancy Bixby Hudson dated December 18, 1997, as Amended March 4, 2002; Issue Trust For Lee M. Vogel dated December 18, 1997, as amended March 5, 2002; Walter E. Bixby, Jr. Revocable Trust dated July 28, 1999, as amended; Walter E. Bixby Descendants Trust dated as of December 30, 1976; Robert Phillip Bixby GST Trust dated August 12, 1999; Issue Trust for Robert Phillip Bixby dated August 12, 1999; Walter E. Bixby, III GST Trust dated August 12, 1999; Issue Trust for Walter E. Bixby, III dated August 12, 1999; Angeline I. O’Connor GST Trust dated August 12, 1999; and Issue Trust for Angeline I. O’Connor dated August 12, 1999;

        WHEREAS, the Recordholders as of the date of this Agreement own the number of shares of Common Stock set forth on Schedule A and consist of the following individuals, partnerships and trusts: Robert Philip Bixby; Walter E. Bixby, III; Angeline I. Bixby; Nancy Bixby Hudson; Lee M. Vogel; James Phillip Bixby; JRB Interests Ltd., a Texas partnership; W.E.B. Interests Ltd., a Texas partnership; Nancy Bixby Hudson Trust dated December 11, 1997; the Walter E. Bixby Descendants Trust dated as of December 30, 1976; Walter E. Bixby Descendants Trust dated as of December 30, 1976; Robert Philip Bixby as custodian for the minor children of Walter E. Bixby, III and Angeline I. Bixby and Walter E. Bixby, III, as Custodian for the minor children of Robert Philip Bixby;

        WHEREAS, (a) the number of shares of Common Stock owned by each Recordholder and (b) the number of shares of Common Stock which each Beneficialholder is entitled to vote, may change from time to time which change must be reported by each Recordholder and Beneficialholder in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the number of shares of Common Stock of which each Recordholder is the record owner and the Beneficialholder is entitled to vote at any particular future point of time being referred to herein as the “Shares”;

         WHEREAS, the Shares are listed on the Nasdaq Stock Market, Inc. ("Nasdaq");

        WHEREAS, the revised listing standards of the Nasdaq (“Revised Listing Standards”) require public companies with securities listed on the Nasdaq to have (i) a board of directors consisting of a majority of independent directors, (ii) directors recommended to the board of directors by an independent nominating committee or the independent directors of the public company, and (iii) chief executive officer compensation recommended by an independent compensation committee or the independent directors of the public company, unless in each case more than 50% of the Company’s common stock is controlled by one person or group (the “Exception”);

        WHEREAS, the foregoing requirements of the Revised Listing Standards impose additional costs and expenses on the Company;

        WHEREAS, each Beneficialholder is related to the other Beneficialholders by family relationship;

        WHEREAS, certain Beneficialholders share voting power for certain of the Shares as indicated in such Beneficialholder’s public filings with the Securities and Exchange Commission (the “SEC”);

        WHEREAS, based on the Company’s Notice of Annual Meeting of Beneficialholders April 22, 2004 and Proxy Statement filed with the SEC on March 30, 2003, the Company had 11,936,472 shares of Common Stock issued and outstanding as of September 29, 2004;

        WHEREAS, the Beneficialholders currently have the right to vote more than 50% of the issued and outstanding shares of Common Stock and desire to form a group pursuant to which all of their Shares will be voted together in order to enable the Company to comply with the Exception to the Revised Listing Standards;

        WHEREAS, pursuant to this Agreement each Beneficialholder desires the applicable Recordholder, and such Recordholder agrees, to vote the Shares beneficially owned by such Beneficialholder in accordance with the instructions given by the Proxyholder until such Beneficialholder provides written instruction to the Recordholder that (i) he, she or it is withdrawing from the terms of this Agreement or (ii) the Agreement is terminated;

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         Section 1. Agreement to Vote; Proxy.

                 (a) The Beneficialholders hereby agree that, during the period commencing on the date hereof and continuing until the termination of this Agreement as provided herein, the Proxyholder shall have the right to exercise all voting rights of the Beneficialholders (who have not withdrawn from the Agreement under Section 5 hereof) with respect to all of the Shares which the Beneficialholders are entitled to vote from time to time in his sole and absolute discretion, following non-binding consultation with each Beneficialholder.

                 (b) The Beneficialholders appoint the Proxyholder, and the Proxyholder accepts this appointment and agrees to vote such Shares in his sole and absolute discretion, following non-binding consultation with each Beneficialholder.

                 (c) Each Beneficialholder who is not a Recordholder of the Shares such Beneficialholder is entitled to vote hereby directs the applicable Recordholder as set forth on Schedule A hereto to vote such Shares in accordance with the instructions given by the Proxyholder until such Beneficialholder provides, in accordance with Section 5(b) hereof, subsequent written instruction to the Recordholder that (i) he, she or it is withdrawing from the terms of this Agreement or (ii) the Agreement is terminated.

                 (d) Each Beneficialholder who is also a Recordholder shall execute a proxy conforming to the provisions of Section 1(a) in substantially the form attached hereto as Exhibit A. Each Recordholder and Beneficialholder shall from time to time execute a proxy conforming to the provisions of Section 1(a) in substantially the form attached hereto as Exhibit A or such other proxy as the Proxyholder may reasonably require from time to time.

         Section 2. Representations, Warranties and Covenants of the Parties hereto.

         Each party to this Agreement represents, warrants and covenants to the other parties hereto as follows:

                 (a) Such party, if not an individual, (i) is duly organized, validly existing and in good standing under the laws of the state of organization and (ii) has duly authorized the execution, delivery and performance of this Agreement;

                 (b) Such party (i) has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith, (ii) has duly executed and delivered this Agreement, and (iii) this Agreement constitutes the valid, legal, binding obligation of such party; and

                 (c) Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by such party, (i) conflicts with or results in a breach of any of the terms, conditions or provisions of any party's organizational documents, if any; (ii) conflicts with or results in a breach of any agreement or instrument to which such party is now a party or by which he, she or it (or any of his, her or its properties) is bound; or (iii) results in the violation of any law, rule, regulation, order, judgment or decree to which such party (or any of his, her or its properties) is bound;

                 (d) As required by applicable law, such party agrees, with the other parties hereto, to file a joint Schedule 13D and any required amendments with the SEC promptly following execution of this Agreement, promptly upon termination of this Agreement or upon withdrawal from the group by any party hereto and at such other times as are required by applicable law.

         Section 3. Representations and Warranties of the Beneficialholders.

        Each Beneficialholder represents and warrants to the Proxyholder that Schedule A sets forth as of the date hereof, opposite each Beneficialholder’s name, (i) the number of Shares of which such Beneficialholder is the beneficial owner and is entitled vote or share in voting, (ii) the name of the Recordholder of such Shares, and (iii) the percentage of the issued and outstanding Common Stock which the Beneficialholder has the right to vote.

         Section 4. Representations, Warranties and Covenants of the Recordholders.

        Each Recordholder represents and warrants to the Proxyholder that such Recordholder is the owner of record of the number of Shares set forth on Schedule A opposite the name of the related Beneficialholder. Each Recordholder represents that the Beneficialholder has the power to vote or shares the power to vote the Shares set forth opposite their name.

         Section 5. Effectiveness; Withdrawal; Termination.

                 (a) This Agreement shall be effective on the first date set forth above.

                 (b) This Agreement shall automatically terminate and be of no further force or effect upon (i) the death or incapacity of the Proxyholder; or (ii) in accordance with this Section 5(b), the withdrawal from this Agreement by a sufficient number of Beneficialholders such that the number of Shares remaining subject to this Agreement is less than 50% of the then issued and outstanding shares of the Company. A Beneficialholder who is the Recordholder of the Shares may withdraw from this Agreement by revoking his, her or its proxy to the Proxyholder and providing written notice of such revocation to the Company. A Beneficialholder who is not the Recordholder of the Shares may withdraw from this Agreement by sending written notice of such withdrawal to the Recordholder and providing written notice of such withdrawal to the Company. Each withdrawing Recordholder or Beneficialholder shall send a copy of the notice of revocation or withdrawal to the other parties hereto. Upon termination of this Agreement, none of the parties hereto shall have any further obligation or liability hereunder, except as required under Section 2(d) hereof. This provision shall survive termination of this Agreement.

         Section 6. Miscellaneous.

                 (a) Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing and except as provided in Section 5 hereof, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such agreement or arrangement would conflict with this Agreement without first withdrawing from this Agreement.

                 (b) Notices, Etc. All notices, requests, instructions and other documents that are required to be or may be given or delivered pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if delivered by hand or national overnight courier service, transmitted by facsimile or mailed by registered or certified mail, postage prepaid, as follows:

(i)	If to a Beneficialholder or Recordholder, to:
(Name of Beneficialholder or Recordholder) c/o General Counsel Kansas City Life Insurance Company 3520 Broadway Kansas City, MO 64111 Facsimile: (816) 931-4699
(ii)	If to the Company, to:
Kansas City Life Insurance Company c/o General Counsel 3520 Broadway Kansas City, MO 64111 Facsimile: (816) 931-4699
(iii)	If to Proxyholder, to:
Lee M. Vogel c/o Kansas City Life Insurance Company 3520 Broadway Kansas City, MO 64111 Facsimile: (816) 931-4699

or to such other address as such party shall have designated by notice to each of the other parties in accordance with Section 6(c).

                 (c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except by an instrument in writing signed by each party hereto.

                 (d) Successors and Assigns; Acquisitions and Transfers. The Proxyholder shall not assign his rights or obligations hereunder without the prior written consent of all the parties hereto. The provisions of this Agreement shall survive the death, incapacity or dissolution of each Beneficialholder or Recordholder and any obligation of such Beneficialholder or Recordholder shall be binding upon the heirs, personal representatives, successors and permitted assigns of such holder.

                 (e) Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                 (f) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

                 (g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                 (h) Third Party Beneficiaries. The Company is a third party beneficiary of this Agreement, and upon termination of this Agreement, the parties hereto acknowledge that the Company has to comply with the Revised Listing Standards in a timely manner as provided by applicable law or regulations or the Nasdaq listing standards. Except as provided in the prior sentence, this Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

                 (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

                 (j) Governing Law. This Agreement and all disputes arising out of or relating to this Agreement, its subject matter, the performance by the parties of their respective obligations hereunder or the claimed breach hereof, whether in tort, contract or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to its choice of law principles.

        IN WITNESS WHEREOF, the parties have duly executed this Voting Agreement as of the date first above written.

Robert Philip Bixby
Robert Philip Bixby as custodian for minor children of Walter E. Bixby, III and Angeline I. Bixby
Walter E. Bixby, III
Walter E. Bixby, III, as Custodian for minor children of Robert Philip Bixby
Angeline I. Bixby f/k/a Angeline I. O'Connor
Nancy Bixby Hudson
Lee M. Vogel
James Phillip Bixby

                                                     NANCY BIXBY HUDSON GST TRUST DATED DECEMBER 18, 1997, AS
                                                     AMENDED MARCH 4, 2002

                                                     By:
                                                         ----------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     ISSUE TRUST FOR NANCY BIXBY HUDSON DATED DECEMBER 18, 1997,
                                                     AS AMENDED MARCH 4, 2002

                                                     By:
                                                         ----------------------------------------------------------
                                                              Nancy Bixby Hudson, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     ISSUE TRUST FOR LEE M. VOGEL DATED DECEMBER 18, 1997, AS
                                                     AMENDED MARCH 5, 2002

                                                     By:
                                                          ---------------------------------------------------------
                                                              Lee M. Vogel, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Richard L. Finn, Co-Trustee

                                                     By:
                                                          ---------------------------------------------------------
                                                              Webb Gilmore, Co-Trustee

                                                     WALTER E. BIXBY, JR. REVOCABLE TRUST DATED JULY 28, 1999, AS
                                                     AMENDED ON AUGUST 17, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Angeline I. Bixby f/k/a Angeline I. O'Connor, Co-Trustee

                                                     By:
                                                         ----------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                         ----------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     WALTER E BIXBY DESCENDANTS TRUST DATED AS OF DECEMBER 30,
                                                     1976

                                                     By:
                                                         ---------------------------------------------------------------
                                                              Angeline I. Bixby f/k/a Angeline I. O'Connor, Co-Trustee

                                                     By:
                                                         ----------------------------------------------------------
                                                              Robert Philip Bixby, Co-Trustee

                                                     By:
                                                         ----------------------------------------------------------
                                                              Walter E. Bixby, III, Co-Trustee

                                                     ROBERT PHILLIP BIXBY GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     ISSUE TRUST FOR ROBERT PHILIP BIXBY DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Robert Philip Bixby, Trustee

                                                     WALTER E BIXBY, III GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ISSUE TRUST FOR WALTER E. BIXBY, III DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Walter E. Bixby, III, Trustee

                                                     ANGELINE I. O'CONNOR GST TRUST DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Angeline I. Bixby f/k/a Angeline I. O'Connor, Trustee

                                                     ISSUE TRUST FOR ANGELINE I. O'CONNOR DATED AUGUST 12, 1999

                                                     By:
                                                         ----------------------------------------------------------
                                                              Angeline I. Bixby f/k/a Angeline I. O'Connor, Trustee

                                                     JRB INTERESTS LTD., a Texas partnership

                                                     By:
                                                         ----------------------------------------------------------
                                                              Nancy Bixby Hudson, a General Partner

                                                     By:
                                                         ----------------------------------------------------------
                                                              Lee M. Vogel, a General Partner

                                                     W.E.B. INTERESTS LTD., a Texas partnership

                                                     By:
                                                         ----------------------------------------------------------
                                                              Robert Philip Bixby, a General Partner

                                                     By:
                                                         ----------------------------------------------------------
                                                              Walter E. Bixby, III, a General Partner

                                                     By:
                                                         ----------------------------------------------------------
                                                              Angeline I. Bixby f/k/a Angeline I. O'Connor, a
                                                     General Partner

                                                     NANCY BIXBY HUDSON TRUST DATED DECEMBER 11, 1997

                                                     By:
                                                         ----------------------------------------------------------
                                                              Nancy Bixby Hudson, Trustee

SCHEDULE A

COMPANY COMMON STOCK OWNERSHIP

(As of September 29, 2004)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                              Number of Shares      Approximate
                                                                                                Beneficially     Aggregate Voting
Name of Beneficialholder by Reason of Voting Power            Name of Recordholder               Owned(1)           Control %
------------------------------------------------------------------------------------------------------------------------------------
Robert Philip Bixby                                W.E.B. Interests Ltd.                                    205               2.95%
------------------------------------------------------------------------------------------------------------------------------------
                                                   Robert Philip Bixby                                  339,754
------------------------------------------------------------------------------------------------------------------------------------
                                                   Robert Philip Bixby as custodian for                  11,976
                                                   minor children of Walter E. Bixby, III
                                                   and Angeline I. Bixby
------------------------------------------------------------------------------------------------------------------------------------
Walter E. Bixby, III                               W.E.B. Interests Ltd.                                    205
------------------------------------------------------------------------------------------------------------------------------------
                                                   Walter E. Bixby, III                                 349,260
------------------------------------------------------------------------------------------------------------------------------------
                                                   Walter E. Bixby, III as custodian for                 19,156
                                                   minor children of Robert Philip Bixby
------------------------------------------------------------------------------------------------------------------------------------
Angeline I. Bixby                                  W.E.B. Interests Ltd.                                    205
------------------------------------------------------------------------------------------------------------------------------------
                                                   Angeline I. Bixby                                    353,688
------------------------------------------------------------------------------------------------------------------------------------
Nancy Bixby Hudson                                 JRB Interests Ltd.                                       252
------------------------------------------------------------------------------------------------------------------------------------
                                                   Nancy Bixby Hudson Trust dated December              331,568
                                                   11, 1997, by Nancy Bixby Hudson, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Lee M. Vogel                                       JRB Interests Ltd.                                       252
------------------------------------------------------------------------------------------------------------------------------------
                                                   Lee M. Vogel                                           5,798
------------------------------------------------------------------------------------------------------------------------------------
James Phillip Bixby                                James Phillip Bixby                                    7,732               0.06%
------------------------------------------------------------------------------------------------------------------------------------
Nancy Bixby Hudson GST Trust dated December 18,    JRB Interests Ltd.                                   957,893
1997, as Amended March 4, 2002, by Nancy Bixby
Hudson, Co-Trustee; Richard L. Finn, Co-Trustee,
Webb Gilmore, Co-Trustee
------------------------------------------------------------------------------------------------------------------------------------
Issue Trust For Nancy Bixby Hudson dated December  JRB Interests Ltd.                                   999,299
18, 1997, as Amended March 4, 2002, by Nancy
Bixby Hudson, Co-Trustee; Richard L. Finn,
Co-Trustee, Webb Gilmore, Co-Trustee
------------------------------------------------------------------------------------------------------------------------------------
Issue Trust For Lee M. Vogel dated December 18,    JRB Interests Ltd.                                   999,299
1997, as Amended March 5, 2002, by Lee M. Vogel,
Co-Trustee; Richard L. Finn, Co-Trustee, Webb
Gilmore, Co-Trustee
------------------------------------------------------------------------------------------------------------------------------------
Walter E. Bixby, Jr. Revocable Trust dated July    W.E.B. Interests Ltd.                              2,049,140
28, 1999, as amended on August 17, 1999, by
Robert Philip Bixby, Co-Trustee; Walter E. Bixby,
III, Co-Trustee; Angeline I. Bixby, Co-Trustee
------------------------------------------------------------------------------------------------------------------------------------
Walter E. Bixby Descendants Trust dated as of      Walter E. Bixby Descendants Trust dated              375,975
December 30, 1976, by Robert Philip Bixby,         as of December 30, 1976, by Robert Philip
Co-Trustee; Walter E. Bixby, III, Co-Trustee;      Bixby, Co-Trustee; Walter E. Bixby, III,
Angeline I. Bixby, Co-Trustee                      Co-Trustee; Angeline I. Bixby, Co-Trustee
------------------------------------------------------------------------------------------------------------------------------------
Robert Phillip Bixby GST Trust dated August 12,    W.E.B. Interests Ltd.                                 17,143
1999, by Robert Philip Bixby, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Issue Trust for Robert Phillip Bixby dated August  W.E.B. Interests Ltd.                                 85,718
12, 1999, by Robert Philip Bixby, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Walter E. Bixby, III GST Trust dated August 12,    W.E.B. Interests Ltd.                                 17,144
1999, by Walter E. Bixby, III, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Issue Trust for Walter E. Bixby, III dated August  W.E.B. Interests Ltd.                                 85,718
12, 1999, by Walter E. Bixby, III, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Angeline I. O'Connor GST Trust dated August 12,    W.E.B. Interests Ltd.                                 17,144
1999, by Angeline I. Bixby, Trustee
---------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Issue Trust for Angeline I. O'Connor dated August  W.E.B. Interests Ltd.                                 85,718
12, 1999, by Angeline I. Bixby, Trustee
------------------------------------------------------------------------------------------------------------------------------------
Total Beneficial Ownership (Voting Power)                                                             7,110,242         59.58%
----------------------------------------------------------------------------------------------======================================

Total Outstanding as of September 29, 2004                                                           11,936,472
----------------------------------------------------------------------------------------------------------------

EXHIBIT A

Revocable Proxy

The undersigned hereby constitutes and appoints Lee M. Vogel, with full power of substitution and re-substitution, as the sole and exclusive attorney and proxy for and in the name, place and stead of such holder, to vote all shares (the “Shares”) of Common Stock, $1.25 par value of Kansas City Life Insurance Company, a Missouri legal reserve life insurance corporation (the “Company”) that such undersigned is now or hereafter entitled to vote (or give consent) at any and all meetings, annual or special, of stockholders of the Company or any adjournments thereof which may be held hereafter, and to execute any written consent of stockholders of the Company in lieu of any such meeting with respect to such Shares, all as Lee M. Vogel shall determine in his sole discretion. THIS PROXY AND POWER OF ATTORNEY IS REVOCABLE.

The undersigned hereby revokes, effective upon the execution and delivery of this proxy, all other proxies and powers of attorney with respect to the Shares that such holder may have heretofore appointed or granted. The undersigned agrees that no subsequent proxy or power of attorney (except in furtherance of such holder’s obligations hereunder) shall be given with respect to the Shares by such holder so long as such holder’s Shares are subject to this proxy or the Voting Agreement dated as of October 31, 2004 among certain Lee M. Vogel, in his capacity as proxyholder and certain beneficial owners and owners of record of the Shares each who executes the Voting Agreement. The proxy granted hereunder may extend beyond one year from the date hereof, and shall automatically be revoked and of no further force and effect upon receipt by the Company of a written revocation of the proxy. All authority conferred herein shall survive the death or incapacity of each undersigned and any obligation of such undersigned shall be binding upon the heirs, personal representatives and successors of such holder.

                  ____________________________________
                  [Recordholder]